                                                                   EXHIBIT 12(b)

               BALTIMORE GAS AND ELECTRIC COMPANY AND SUBSIDIARIES
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              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
         COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                 PREFERRED AND PREFERENCE DIVIDEND REQUIREMENTS

                                                                                  12 Months Ended
                                                    ----------------------------------------------------------------------------
                                                       December       December      December       December       December
                                                         1999           1998          1997           1996           1995
                                                      ------------   ------------  ------------   ------------   ------------
                                                                             (IN MILLIONS OF DOLLARS)
Income from Continuing Operations
      (Before Extraordinary Charge)                   $     328.4    $     327.7   $     282.8    $     310.8    $     338.0
Taxes on Income                                             182.0          181.3         161.5          169.2          172.4
                                                      ------------   ------------  ------------   ------------   ------------
Adjusted Income                                       $     510.4    $     509.0   $     444.3    $     480.0    $     510.4
                                                      ------------   ------------  ------------   ------------   ------------
Fixed Charges:
      Interest and Amortization of
          Debt Discount and Expense and
          Premium on all Indebtedness                 $     206.4    $     255.3 $       234.2    $     203.9    $     206.7
      Capitalized Interest                                    0.4            3.6           8.4           15.7           15.0
      Interest Factor in Rentals                              1.0            1.9           1.9            1.5            2.1
                                                      ------------   ------------  ------------   ------------   ------------
      Total Fixed Charges                             $     207.8    $     260.8 $       244.5    $     221.1    $     223.8
                                                      ------------   ------------  ------------   ------------   ------------
Preferred and Preference
      Dividend Requirements: (1)
          Preferred and Preference Dividends          $      13.5    $      21.8   $      28.7    $      38.5    $      40.6
          Income Tax Required                                 7.5           12.0          16.4           20.9           20.4
                                                      ------------   ------------  ------------   ------------   ------------
          Total Preferred and Preference
             Dividend Requirements                    $      21.0    $      33.8   $      45.1    $      59.4    $      61.0
                                                      ------------   ------------  ------------   ------------   ------------
Total Fixed Charges and Preferred
      and Preference Dividend Requirements            $     228.8    $     294.6   $     289.6    $     280.5    $     284.8
                                                      ============   ============  ============   ============   ============

Earnings (2)                                          $     717.8    $     766.2   $     680.4    $     685.4    $     719.2
                                                      ============   ============  ============   ============   ============

Ratio of Earnings to Fixed Charges                           3.45           2.94          2.78           3.10           3.21

Ratio of Earnings to Combined Fixed
      Charges and Preferred and Preference
      Dividend Requirements                                  3.14           2.60          2.35           2.44           2.52
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(1) Preferred and preference dividend requirements consist of an amount equal to the pre-tax earnings that would be required to meet dividend requirements on preferred stock and preference stock.

(2) Earnings are deemed to consist of income from continuing operations (before extraordinary charge) that includes earnings of BGE's consolidated subsidiaries, equity in the net income of BGE's unconsolidated subsidiary, income taxes (including deferred income taxes and investment tax credit adjustments), and fixed charges other than capitalized interest.